Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES EARLY TENDER RESULTS FOR ITS CASH TENDER OFFERS
AND CONSENT SOLICITATIONS FOR ITS
6-3/8% SENIOR SUBORDINATED NOTES DUE 2015 AND
7-1/2% SENIOR SUBORDINATED NOTES DUE 2016
FORT WORTH, TEXAS, MAY 25, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it had received, as of 5:00 p.m., New York City time, on May 24, 2011 (the “Consent Expiration”), tenders and consents from holders of 72.61% of its outstanding $150,000,000 aggregate principal amount of 6-3/8% senior subordinated notes due 2015 (CUSIP No. 75281AAF6) (the “2015 Notes”) and 79.51% of its outstanding $250,000,000 aggregate principal amount of 7-1/2% senior subordinated notes due 2016 (CUSIP No. 75281AAG4) (the “2016 Notes,” and collectively with the 2015 Notes, the “Notes”), both in connection with its previously announced tender offers (the “Offers”) and consent solicitations for the Notes, which commenced on May 11, 2011, and are described in the Offer to Purchase and Consent Solicitation Statement dated May 11, 2011 (the “Offer to Purchase”).
Range intends to execute later today supplemental indentures (the “Supplemental Indentures”) with respect to each of the indentures governing the Notes, which will eliminate most of the covenants and certain default provisions applicable to the Notes. Each Supplemental Indenture will not become operative until a majority in aggregate principal amount of each series of the Notes has been purchased by Range pursuant to the terms of the Offers, which is expected to occur today.
Range’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Offers is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Range’s previously announced public offering of $500,000,000 of 5-3/4% senior subordinated notes due 2021. The “Total Consideration” for each $1,000 principal amount of Notes that were validly tendered and not validly withdrawn prior to the Consent Expiration is $1,023.75 with respect to the 2015 Notes and $1,040.00 with respect to the 2016 Notes, each of which includes a consent payment of $20.00 per $1,000 principal amount of Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes.
Holders who validly tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the Offers will be entitled to receive consideration equal to $1,003.75 for each $1,000 principal amount of 2015 Notes and $1,020.00 for each $1,000 principal amount of 2016 Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offers will expire at 11:59 p.m., New York City Time, on Wednesday, June 8, 2011, unless extended by Range in its sole discretion.
Any Notes not tendered and purchased pursuant to the Offers will remain outstanding and the holders will be subject to the terms of the Supplemental Indentures even though they did not consent to the amendments.
Range has engaged J.P. Morgan Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offers. Questions regarding the terms of the Offers may be directed to J.P. Morgan Securities LLC, Syndicate Desk, at (800) 261-5767 (US toll-free). The complete terms and conditions of the Offers are described in the Offer to Purchase and Consent Solicitation Statement dated May 11, 2011, copies of which may be obtained from MacKenzie Partners Inc., the depositary and information agent for the Offers, at (800) 322-2885 (US toll free).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offers are made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 11, 2011. The tender offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the SEC, which are incorporated herein by reference.

2011-20
Contacts:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266
	Laith Sando, Senior Financial Analyst	817-869-4267

2